Exhibit 99.1

[CIT Logo]

                                                        Investor Contact:
                                                        Valerie L. Gerard
                                                        Senior Vice President
                                                        Investor Relations
                                                        973.422.3284

                                                        Media Contact:
                                                        Kelley J. Gipson
                                                        Executive Vice President
                                                        Marketing and Corporate
                                                        Communications
                                                        973.422.3235

               CIT Elects Jeffrey M. Peek Chief Executive Officer

NEW YORK, July 21, 2004 - CIT Group Inc. (NYSE: CIT) announced today that its Board of Directors has elected Jeffrey M. Peek as the company's President and Chief Executive Officer, effective immediately. Mr. Peek had previously served as CIT's President and Chief Operating Officer.

Albert R. Gamper, Jr., 62, who had served as Chief Executive Officer since 1987 will remain as Chairman until his retirement on December 31, 2004.

Mr. Gamper commented: "Jeff is uniquely qualified to run CIT during the next phase of its growth and development. Over the last year, he has become an active member of the Board and integral part of our management team by leading strategic planning and directing acquisitions in important areas of growth as well as overseeing day-to-day operations. Jeff's values-oriented leadership style inspires organizations to great achievement. I'm proud of what he has already accomplished, and confident he'll be a terrific leader for years to come."

"I'm energized by the opportunity to build upon CIT's history of success and expand this great brand into new areas of growth," Mr. Peek said. "CIT has more than 5,800 talented and dedicated employees, an enviable balance sheet, and commanding positions financing many of the world's leading industries. The management team that Al has assembled is extremely capable and experienced. We work well together and I'm confident we can lead CIT forward in its exciting future."

Peter J. Tobin, Lead Director, speaking on behalf of the Board of Directors, said: "We want to thank Al for his exceptional leadership of CIT over the last 17 years, and congratulate him on a truly remarkable business career spanning nearly four decades. As a result of his thoughtful planning and foresight, CIT remains in very capable hands.


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We have the utmost confidence in Jeff's ability to lead the company and share his vision and passion for CIT's future success."

Mr. Peek, 57, joined CIT and its Board in September 2003, as part of a succession plan aligned with Mr. Gamper's desire to transition CIT's leadership and executive responsibilities. Prior to joining CIT, Mr. Peek was Vice Chairman of Credit Suisse First Boston LLC and held a number of executive positions at Merrill Lynch & Co., including President of Merrill Lynch Investment Managers and co-head of Investment Banking. He currently serves on the Board of The St. Paul Travelers Companies.

Mr. Gamper intends to remain active in philanthropic causes and education in New Jersey. On July 1, he became Chairman of the Board of Governors of Rutgers University, and continues to serve as Chairman of the Board of Saint Barnabas Health Care System and as a director of Public Service Enterprise Group.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City has approximately 5,800 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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